[Terex Letterhead]

                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information, contact: Tom Gelston, Director, Investor Relations at (203) 222-5943


                     TEREX CORPORATION COMPLETES ISSUANCE OF
                   $300,000,000 IN SENIOR SUBORDINATED NOTES;
            ANNOUNCES REDEMPTION OF 8.875% SENIOR SUBORDINATED NOTES

         WESTPORT, CT, November 25, 2003 - Terex Corporation (NYSE: TEX) today announced that it has completed the issuance of $300,000,000 principal amount of 7.375% Senior Subordinated Notes due 2014. As previously announced on November 10, 2003, the notes were issued with a coupon of 7.375% and a yield to maturity of 7.5%. Terex used $100,000,000 of the proceeds from the issuance of the notes to prepay a portion of its existing bank term loans. Terex also prepaid an additional $100,000,000 of its existing bank term loans with cash on hand.

         Terex also completed an amendment of its existing bank credit facility. The amendment, among other things, permits the redemption of Terex's 8.875% Senior Subordinated Notes due 2008 with proceeds from the issuance of the new notes, allows for the repurchase of Terex's 10.375% Senior Subordinated Notes due 2011 on or after April 1, 2006, and modifies certain financial covenants for the second half of 2004 and 2005.

         Terex announced today that it will redeem the remaining outstanding $200,000,000 in principal amount of its 8.875% Senior Subordinated Notes due 2008 with the remaining proceeds from the issuance of the new notes and cash on hand. The 8.875% Senior Subordinated Notes will be redeemed at a price of 104.438% of principal amount, for a total of approximately $208,900,000. The date for redemption of the 8.875% Senior Subordinated Notes has been set for December 26, 2003.

         The result of these transactions will be to reduce total debt by $100,000,000.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, American Truck, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Tatra, Telelect, and Terex. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com